UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

GRANITE BROADCASTING CORP.


(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

387241102

(CUSIP Number)



Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)



SCHEDULE 13G


CUSIP No.  387241102					Page  1  of  4 Pages


1. NAME OF REPORTING PERSONS
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
22-3095881
AIG International Management Company, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)
 N/A                                                (b)

3. SEC USE ONLY

4. CITIZEN OR PLACE OF ORGANIZATION

CORPORATION ORGANIZED IN DELAWARE

NUMBER  OF SHARES

5. SOLE VOTING POWER
0% Ownership

BENEFICIALLY OWNED BY EACH
6. SHARED VOTING POWER
N/A

REPORTING PERSON WITH
7. SOLE DISPOSITION POWER
0% Ownership

8. SHARED DISPOSITION POWER
N/A

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0% Ownership

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES*
N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
0%

12. TYPE OF REPORTING PERSON*
IA

* SEE INSTRUCTIONS BEFORE FILLING OUT


SCHEDULE 13G


Item 1:	Security and Issuer

Granite Broadcasting Corp.
767 Third Avenue
34th Floor
New York, New York 10017

Item 2:	Identity and Background

2(a)	AIG International Management Company, Inc.
2(b)	1281 East Main Street, Stamford, Connecticut 06902
2(c)	A corporation organized in Delaware (US)
2(d)		Granite Broadcasting Corp.
2(e)		387241102

Item 3:	AIG International Management Company, Inc. is an
investment adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4:	 Ownership
4(a)  		 0% Ownerhip
4(b)		 	 0%
4(c)(i) 	0% Ownership
4(c)(ii)	None
4(c)(iii)0% Ownership
4(c)(iv)	None

Item 5:	Ownership of Five Person or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X

Item 6:	Ownership of More than Five percent on Behalf of
		Another Person.

Not Applicable


Item 7:	Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the
Parent Holding Company.

Not Applicable

Item 8:	Identification and Classification of Members of the
Group.

Not Applicable

Item 9:	Notice of Dissolution of Group

Not Applicable

Item 10:	Certification

The following certification shall be included if the statement is filed pursuant to Rule 13D-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date 8/24/99				   		     /S/ Anthony Giordano
                          Signature
                          Anthony Giordano/Vice President
        									         Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.